Prospectus Supplement No. 26	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated July 22, 2021)	Registration No. 333-256699

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 26 (this “Prospectus Supplement”) to our Prospectus, dated July 22, 2021 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of our Series B Convertible Preferred Stock and our Series D Cumulative Convertible Preferred Stock as interest payment on our 7.00% Subordinated Convertible Notes due 2031. Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on December 8, 2025. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 8, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 5, 2025
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 3.02 Unregistered Sales of Equity Securities

On December 5, 2025, Wheeler Real Estate Investment Trust, Inc. (the “Company”) agreed to issue an aggregate amount of 429,000 shares of its common stock, $0.01 par value per share (the “Common Stock”), to two unaffiliated holders of the Company’s securities (together, the “ December 5 Investors”) in separate exchanges for an aggregate amount of 33,000 shares of the Company’s Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) and 66,000 shares of the Company's Series B Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the Series D Preferred Stock, the “Preferred Stock”). Each transaction involved the issuance of thirteen shares of Common Stock in exchange for two shares of Series B Preferred Stock and one share of Series D Preferred Stock. The settlement of the transactions occurred on December 5 and 8, 2025.

On December 8, 2025, the Company agreed to issue 451,200 shares of Common Stock in the aggregate to an unaffiliated holder of the Company’s securities (the “December 8 Investor”) in exchange for 37,600 shares of the Series D Preferred Stock and 75,200 shares of the Series B Preferred Stock. The transactions involved the issuance of twelve shares of Common Stock in exchange for two shares of Series B Preferred Stock and one share of Series D Preferred Stock. The settlement of the transactions occurred on December 8, 2025.

The Company did not receive any cash proceeds in these transactions, and the shares of the Preferred Stock exchanged have been retired and cancelled.

The Company issued the Common Stock to the December 5 Investors and the December 8 Investor (together, the
“Investors”) in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act on the basis that the issuance of Common Stock to the Investors constituted an exchange with existing holders of the Company’s securities, and no commission or other remuneration was paid or given directly or indirectly for soliciting such transactions.

This Current Report on Form 8-K does not constitute an offer to exchange any securities of the Company for the Common Stock, the Series D Preferred Stock, the Series B Preferred Stock or other securities of the Company.

Item 8.01 Other Events

Conversion Price of 7.00% Subordinated Convertible Notes due 2031

Item 8.01 of this Current Report on Form 8-K as to the redemptions by the holders of Wheeler Real Estate Investment Trust, Inc.’s (the “Company”) Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) is incorporated herein by reference.

Prior to December 5, 2025, the conversion price for the Company’s 7.00% Subordinated Convertible Notes due 2031 (the “Notes”) was approximately $3.48 per share of the Company’s common stock, par value $0.01 (“Common Stock”) (approximately 7.17 shares of Common Stock for each $25.00 of principal amount of the Notes being converted).

For the December redemptions, the lowest price at which any Series D Preferred Stock was converted by a holder thereof into Common Stock was approximately $3.45. Accordingly, pursuant to Section 14.02 (Optional Conversion) of the indenture governing the Notes, the conversion price for the Notes was further adjusted to approximately $1.90 per share of Common Stock (approximately 13.19 shares of Common Stock for each $25.00 of principal amount of the Notes being converted), representing a 45% discount to $3.45.

Results of December 2025 Series D Preferred Stock Redemptions

•The 27th monthly “Holder Redemption Date” occurred on December 5, 2025.
•The Company processed 3 redemption requests from holders of its Series D Preferred Stock, collectively redeeming 12,700 shares of Series D Preferred Stock for a redemption price of approximately $42.62 per share ($25.00 per share plus the amount of all accrued but unpaid dividends to and including the December 5, 2025 Holder Redemption Date) (the “Redemption Price”).
•The Company settled the aggregate Redemption Price through the issuance of 157,093 shares of its Common Stock.

•The volume weighted average of the closing sales price, as reported on the Nasdaq Capital Market, per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the December 5, 2025 Holder Redemption Date was approximately $3.45.

Cumulative Series D Preferred Stock Redemption Information

•To date, the Company has processed 397 redemption requests, collectively redeeming 1,759,181 shares of Series D Preferred Stock.
•The Company has issued approximately 445,000 shares of its Common Stock in settlement of all such redemption requests in the aggregate.
•As of December 8, 2025, the Company had 1,783,599 shares of Common Stock and 1,519,144 shares of Series D Preferred Stock outstanding.

January 2026 Redemptions

•The deadline for the next monthly round of Series D Preferred Stock redemptions is December 25, 2025.
•The next monthly Holder Redemption Date will occur on January 5, 2026.
•Required redemption forms and a list of frequently asked questions can each be found on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption.

Information contained on the Company’s website is not incorporated by reference into this Current Report on Form 8-K and should not be considered to be part of this Current Report on Form 8-K.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "will, "anticipates," "possible," "likely," "plans," and “expects”, or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report on Form 8-K, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, or to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Crystal Plum
Name: Crystal Plum
Title: Chief Financial Officer

Dated: December 8, 2025